Exhibit 2.2
AMENDMENT NO.1
TO
SHARE TRANSFER, EXCHANGE AND CONTRIBUTION AGREEMENT
     This AMENDMENT NO. 1 TO SHARE TRANSFER, EXCHANGE AND CONTRIBUTION AGREEMENT (this “Amendment”) dated August 28, 2007 is by and among CELLULAR TECHNICAL SERVICES COMPANY, INC., a Delaware corporation (“Parent”), SAFESTITCH LLC, a Virginia limited liability company (the “Company”) and the members of the Company (the “Company Members”).
RECITALS
     A. On July 25, 2007, Parent, the Company and the Company Members entered into that certain Share Transfer, Exchange and Contribution Agreement (the “Share Exchange Agreement”).
     B. The parties to the Share Exchange Agreement now desire to amend the Share Exchange Agreement as specified below.
     All terms used, but not defined herein, shall have the meanings ascribed to them in the Share Exchange Agreement.
     NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     Section 8.1(b) of the Share Exchange Agreement is hereby deleted in its entirety and replaced by the following:
“by Parent or the Company (i) if the Closing Date shall not have occurred on or prior to September 30, 2007 (the “Deadline Date”) unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Closing Date;”
     Except as expressly modified by this Amendment, the Share Exchange Agreement shall remain in full force and effect, and this Amendment shall be subject to all the terms, provisions and conditions, except as herein modified, of the Share Exchange Agreement. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes.
[Signature Pages Follow]

     IN WITNESS WHEREOF, Parent, the Company and each of the Company Members has duly executed this Agreement as of the day and year first above written.

Parent:

CELLULAR TECHNICAL SERVICES COMPANY, INC.

	By:	/s/ Stephen Katz

		Name:	Stephen Katz
		Title:	Chief Executive Officer and
Chairman of the Board

Company:

SAFESTITCH LLC

	By:	/s/ Jeffrey Spragens

		Name:	Jeffrey Spragens
		Title:	CEO and President

Company Members:

/s/ Dr. Charles Filipi

DR. CHARLES FILIPI

/s/ Jeffrey G. Spragens

JEFFREY G. SPRAGENS

/s/ Jane Hsiao

JANE HSIAO

/s/ Steven Rubin

STEVEN RUBIN

/s/ Rao Uppaluri

RAO UPPALURI

THE JOY F. SPRAGENS FAMILY TRUST DATED NOVEMBER 18, 2003

	By:	/s/ Kathleen Norris

		Name:	Kathleen Norris
		Title:	Trustee

RSLS INVESTMENTS LLC

By:	/s/ Jeffrey Spragens

	Name:	Jeffrey Spragens
	Title:	Manager

FROST GAMMA INVESTMENTS TRUST

By:	/s/ Dr. Phillip Frost

	Name:	Dr. Phillip Frost
	Title:	Trustee